EXHIBIT 99.2

                               VOTING INSTRUCTION

         AUTOMATED GRAPHIC SYSTEMS, INC. EMPLOYEE STOCK OWNERSHIP PLAN

            TO THE TRUSTEES FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY   , 1999.

     As a participant in the Automated Graphic Systems, Inc. Employee Stock Ownership Plan (the "ESOP"), you have the right to give written instructions to the ESOP trustees as to the voting of those shares of the Common Stock of Automated Graphic Systems, Inc. ("AGS") allocated to your account at the
Special Meeting of the Stockholders of AGS to be held on February   , 1999, 9:00
a.m. local time, or at any adjournment, postponement or rescheduling thereof (collectively, the "AGS Meeting"). In this connection, please indicate your voting choices on this Voting Instruction, sign and date it, and return this Voting Instruction prior to the date of the AGS Meeting in the postage paid envelope provided for that purpose.

ALL SHARES OF STOCK ALLOCATED TO MY ACCOUNT:

A.  MANAGEMENT PROPOSALS

    PROPOSAL 1:  To approve a proposal (the "Merger Proposal") to adopt the
                 Agreement and Plan of Reorganization, dated as of September 28, 1998, as amended, to which AGS, Consolidated Graphics, Inc., a Texas corporation, AGS Acquisition Co., a Maryland corporation ("Newco"), certain stockholders of AGS and the trustees of the ESOP are parties, and to approve the transactions contemplated by the Merger Agreement including, without limitation, the merger of AGS into Newco provided for therein.

                                            FOR     AGAINST     ABSTAIN
                                            [  ]      [  ]        [  ]

     PROPOSAL 2:  To approve a proposal to authorize adjournment of the AGS
                  Meeting, if necessary, to obtain sufficient votes for approval of the Merger Proposal.

                                            FOR     AGAINST     ABSTAIN
                                            [  ]      [  ]        [  ]

B.  DISCRETIONARY AUTHORITY

     The ESOP trustees are authorized to vote, in their discretion, upon such other business as may properly come before the AGS Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION PROMPTLY IN THE ENCLOSED ENVELOPE.

THE SHARES ALLOCATED TO THE ACCOUNT OF THE ESOP PARTICIPANT EXECUTING THIS VOTING INSTRUCTION WILL BE VOTED IN THE MANNER INDICATED BY THE PARTICIPANT. TO THE EXTENT THAT NO INSTRUCTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED IN THE MANNER THAT THE TRUSTEES BELIEVE COMPLIES WITH THEIR FIDUCIARY DUTY AS TRUSTEES.

PLEASE DATE AND SIGN THIS VOTING INSTRUCTION EXACTLY AS YOUR NAME APPEARS
HEREON.

Date                               Signature of Participant

When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title.